UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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BLUCORA, INC.
(Name of Registrant as Specified in Its Charter)

ENGINE CAPITAL LP

ENGINE JET CAPITAL, L.P.

ENGINE AIRFLOW CAPITAL, L.P.

ENGINE CAPITAL MANAGEMENT, LP

ENGINE CAPITAL MANAGEMENT GP, LLC

ENGINE INVESTMENTS, LLC

ENGINE INVESTMENTS II, LLC

ARNAUD AJDLER

ELISABETH DEMARSE

J. ANDREW KALBAUGH

CHRIS X. MOLONEY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Engine Capital LP, together with the other participants named herein (collectively, “Engine”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Blucora, Inc., a Delaware corporation (the “Company”).

On February 14, 2022, Engine issued the following press release and public letter:

Engine Capital Nominates Three Highly Qualified and Independent Candidates for Election to Blucora’s Board of Directors

Issues Open Letter to Fellow Shareholders Regarding the Need for Boardroom Change Following Another Year of Stagnation and Underperformance

Shares Information Regarding the Company’s Recent Efforts to Intimidate Engine and Once Again Undermine Corporate Democracy

Launches www.ABetterPathforBlucora.com to Share Views with Respect to the Company and Communicate with Stakeholders

NEW YORK--(BUSINESS WIRE)--Engine Capital LP today issued the below letter regarding its decision to nominate three highly qualified and independent candidates for election to the Board of Directors of Blucora, Inc. (NASDAQ: BCOR) at the 2022 Annual Meeting of Shareholders.

***

Fellow Shareholders:

Engine Capital LP (together with its affiliates, “Engine” or “we”) is a sizable shareholder of Blucora, Inc. (“Blucora” or the “Company”), with ownership of approximately 3.7% of the Company’s outstanding shares. We have spent a significant amount of time analyzing Blucora’s assets, business plans, capital allocation decisions, corporate governance and historical performance. We have also engaged with Blucora’s leadership to try to better understand why the Company has underperformed and failed to deliver meaningful value for shareholders over many years. Unfortunately, our analysis and engagement with leadership have led us to conclude that shareholder-driven change to the Board of Directors (the “Board”) is urgently needed following another year of underperformance in 2021.

To help catalyze long overdue improvements at Blucora, we are seeking to elect three highly qualified and independent director candidates at the Company’s upcoming Annual Meeting of Shareholders (the “Annual Meeting”). We have recruited a well-rounded slate with corporate governance experience, tax and wealth management expertise, strategic planning knowhow and transaction acumen. Most importantly, we have assembled a group of individuals that is collegial, open-minded and focused on creating long-term value for all shareholders and stakeholders.

It is important to note that we privately nominated a four-member slate that originally included an Engine principal. We hoped that taking a private approach would help us reach an amicable resolution and avoid a public debate about Blucora’s needs. However, in what we view as a disappointing attempt to intimidate a major shareholder and undermine corporate democracy, Blucora accused us of providing an inaccurate response to one question on its onerous 66-page director candidate questionnaire and consequently moved to unilaterally invalidate our nomination of an Engine principal.1 Given that we answered all questions truthfully based on our understanding of each question, we believe you should be made aware of the Board’s brazen and unjustifiable ploy before the incumbents present a distorted version of the facts. It is worth noting that Blucora did not reach out for clarification before rushing to use its own self-serving interpretation of events to invalidate our nomination of a direct shareholder representative.

Rather than allow the Board to create another self-serving distraction, we have modified our slate to only include three completely unaffiliated nominees. We will continue doing everything in our power to ensure that a contest is squarely focused on the merits and the Company’s underperformance. We will not be dragged into the type of gutter-level contest that transpired last year, when Blucora spent millions of dollars on an extremely aggressive campaign to prevent another meaningful shareholder from obtaining Board representation. Although it certainly appears the Board is adopting the same posture this year, we are confident that you will not lose focus of the most important issue at hand: Blucora’s exceedingly poor share price performance across every relevant time period.2

	Walters Board Tenure	Walters CEO Tenure	Corporate Reorg (04/2020)	1-Year	3-Year	5-Year	10-Year
Peer Group Median[3]	75.9%	20.3%	96.7%	15.6%	45.9%	78.3%	501.4%
S&P 1500 Diversified Financials	159.2%	36.2%	89.3%	29.5%	63.4%	80.8%	301.2%
BCOR	-2.1%	-22.1%	37.7%	5.8%	-42.0%	22.6%	49.3%
BCOR Relative to Peers	-78.0%	-42.4%	-59.0%	-9.8%	-87.8%	-55.7%	-452.1%
BCOR Relative to S&P 1500 Diversified Financials	-161.3%	-58.3%	-51.7%	-23.7%	-105.4%	-58.2%	-251.9%

We will stick with facts-based arguments that enable you to make up your minds about what is best for the future of our Company. In that spirit, here is a snapshot of where Blucora stands today:

•	The Company’s shares have underperformed peers and relevant indices over the one-year, three-year, five-year and ten-year periods, as well as over the multi-year tenure of Chief Executive Officer Chris Walters (who also happens to be the Company’s longest serving director). The Company’s share price is actually down more than 20% since Mr. Walters became Chief Executive Officer in January 2020.

•	The Company’s shares are trading at a steep discount to relevant tax and wealth management peers.

•	The Company’s corporate overhead remains bloated and outsized for a small cap entity that has struggled for several years.

•	The Company’s underlying business segments – TaxAct and Avantax – are not achieving their potential.

•	The Company’s credibility with the market appears to have further eroded with its forward earnings multiple close to an all-time low – even lower than during last year’s election contest.

1Blucora’s nomination process is so cumbersome that Engine’s nomination letter was an astounding 434 pages.

2 Total shareholder return data includes dividends and runs through February 11, 2022.

3 Peer group includes AssetMark Financial Holdings, Inc., Envestnet, Inc., Focus Financial Partners Inc., LPL Financial Holdings Inc., Intuit Inc., H&R Block, Inc. and SS&C Technologies Holdings, Inc.

The aforementioned list is merely a high-level summary of the issues at Blucora. We will share a comprehensive analysis of the Company’s challenges and our proposed solutions closer to the 2022 Annual Meeting.

THE STATUS QUO CANNOT PERSIST IN THE BOARDROOM – SHAREHOLDER-DRIVEN CHANGE IS NEEDED NOW

We should all be able to agree that a high-functioning board of directors is supposed to appoint and appropriately compensate the right executives, set an effective strategy and oversee accretive capital allocation. These are among the most critical responsibilities for directors. Unfortunately, Blucora’s Board seems to have failed in these areas, assuming the proper gauge of long-term success or failure is shareholder returns. Based on our thorough evaluation of the Board, we see an array of gaps today:

X	Insufficient wealth management experience and a lack of understanding of the needs of the average Avantax financial professional.

X	Insufficient consumer finance experience.

X	Insufficient mergers and acquisitions experience.

X	Insufficient turnaround, transformation and value creation experience.

X	Insufficient shareholder input and ownership perspectives.

Our slate is committed to entering the boardroom with an open mind to help fill these gaps. When it comes to Blucora’s go-forward strategy, each of our nominees is prepared to conduct an objective assessment of the Company’s existing plans before ultimately determining what the right fixes and changes are. Our nominees will focus on driving structural improvements that can make Blucora a source of enduring value creation.

Our completely unaffiliated and highly qualified nominees include:

J. Andrew Kalbaugh

Mr. Kalbaugh possesses strong wealth management industry experience as well as valuable marketing, client acquisition and strategic planning acumen. He has also been involved in multiple transactions and acquisitions. We believe he can help the Board more effectively oversee the Avantax business and consider potential strategic alternatives at the right time.

•	Managing Partner of AKAK, LLC, a business consulting and advisory services firm and Advisory Board member at TowerBrook Capital Partners, L.P., an asset management firm.

•	Former Managing Director and Divisional President of National Sales and Consulting at LPL Financial Holdings, Inc. (NASDAQ: LPLA) (“LPL Financial”), an independent broker-dealer.
•	Former Chief Executive Officer and President of Mutual Service Corporation, a broker-dealer acquired by LPL Financial.

•	Held multiple roles, including Chief Executive Officer and President, at American General Securities Incorporated, an independent broker-dealer.

•	Holds a B.A. in General Studies with a concentration in Business from the University of Maryland and was a Certified Financial Planner.

Elisabeth DeMarse

Ms. DeMarse brings extensive experience in technology, ecommerce and public company governance. We believe she can help evolve TaxAct into a more innovative consumer finance company while also supporting efforts to improve governance.

•	Director of Trajectory Alpha Acquisition Corp. (NYSE: TCOA.U), Clever Leaves Holdings, Inc. (NASDAQ: CLVR) and Kubient, Inc. (NASDAQ: KBNT).
•	Former Chief Executive Officer and President of TheStreet, Inc. (NASDAQ: TST), a financial news and literacy website.
•	Former Chief Executive Officer and President of Bankrate, Inc. (NASDAQ: RATE), a leading aggregator of financial rate information and consumer personal finance publisher.
•	Former Chairman of TheStreet, Inc. (NASDAQ: TST), MKB Nedsense NV (AMS: NEDSE), ZipRealty, Inc. (previously NASDAQ: ZIPR), Internet Patents Corporation (previously NASDAQ: PTNT), InsWeb Corporation (previously NASDAQ: INSW), Online, Inc. (previously NASDAQ: EDGR) and Stockgroup Media Inc. (previously TSX: SWB).

•	Holds an M.B.A. from Harvard Business School, an A.B. in History from Wellesley College and a certificate in Corporate Governance by the National Association of Corporate Directors.

Chris X. Moloney

Mr. Moloney is a technology and marketing expert with relevant tax and wealth management experience. We believe he can help the Board evaluate new paths to growing TaxAct’s market share as well as improve the market positioning of Avantax. His marketing background in businesses directly related to TaxAct and Avantax is ideal for helping the Board consider innovative and novel strategies.

•	Chief Marketing Officer, Chief Digital Officer and Senior Executive Leader of Chameleon Collective, a management consulting firm, and C-Level Executive Strategist and Growth Advisor at Snap Finance, a pay-over-time technology company.

•	Former Chief Marketing Officer and Head of Strategic Partnerships at TaxSlayer, LLC, a tax preparation and financial technology company and Chief Marketing Officer and Senior Vice President at Wells Fargo Advisors, a subsidiary of the brokerage firm Wells Fargo (NYSE: WFC).

•	Previously served on the Board of Directors of Gremlin Social and the Chief Marketing Officer Council, a global network of executives.

•	Holds an M.B.A. in Marketing and Finance from Lindenwood University, a B.S. in Business Administration from Missouri State University and an Executive Graduate Program Certificate from the Wharton Business School at the University of Pennsylvania.

Blucora may argue that Engine has unreasonably withheld its nominees from being interviewed by the Board’s Nominating and Governance Committee. We trust that you will not be misled by such disingenuous and self-serving statements. The Board has already tipped its hand by questioning the validity of our nominations based on frivolous technicalities, leading us to not view interview requests as sincere. It is telling that the Board even raised an issue pertaining to our nominations because our firm’s name was inadvertently spelled ‘Engine Gapital’ rather than ‘Engine Capital’ at the transfer agent due to an obvious clerical error. When the Board finally confirms the validity of our nominations and that its intentions for conducting interviews are constructive, we will consider making our candidates available for discussions.

In closing, we look forward to engaging with you in the weeks and months ahead as we share additional details regarding our slate and its vision. At the same time, we will still be open to reaching a compromise with the Board, provided an agreement results in substantive improvements that benefit all shareholders and stakeholders. We remain hopeful that some members of the Board recognize that Blucora cannot perpetually antagonize the Company’s true owners. At some point, if shareholders are consistently dissatisfied with the Board, the incumbents need to look in the mirror and realize it is time for investor-driven change.

Sincerely,

Arnaud Ajdler

Managing Partner

Engine Capital LP

***

About Engine Capital

Engine Capital LP is a value-oriented special situations fund that invests both actively and passively in companies undergoing change.

Certain Information Concerning the Participants

Engine Capital LP (“Engine Capital”), together with the other participants named herein (collectively, “Engine”), intends to file a preliminary proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2022 annual meeting of stockholders of Blucora, Inc., a Delaware corporation (the “Company”).

ENGINE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A WHITE PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are expected to be Engine Capital, Engine Jet Capital, L.P. (“Engine Jet”), Engine Airflow Capital, L.P. (“Engine Airflow”), Engine Capital Management, LP (“Engine Management”), Engine Capital Management GP, LLC (“Engine GP”), Engine Investments, LLC (“Engine Investments”), Engine Investments II, LLC (“Engine Investments II”), Arnaud Ajdler, Elisabeth DeMarse, J. Andrew Kalbaugh and Chris X. Moloney (collectively, the “Participants”).

As of the date hereof, Engine Capital directly owned 1,249,887 shares of Common Stock, $0.0001 par value (the “Common Stock”), of the Company. As of the date hereof, Engine Jet directly owned 239,986 shares of Common Stock. As of the date hereof, Engine Airflow directly owned 308,255 shares of Common Stock. Engine Management, as the investment manager of each of Engine Capital, Engine Jet and Engine Airflow, may be deemed the beneficial owner of the 1,798,128 shares of Common Stock owned directly by Engine Capital, Engine Jet and Engine Airflow. Engine GP, as the general partner of Engine Management, may be deemed the beneficial owner of the 1,798,128 shares of Common Stock owned directly by Engine Capital, Engine Jet and Engine Airflow. Engine Investments, as the general partner of each of Engine Capital and Engine Jet, may be deemed the beneficial owner of the 1,489,873 shares of Common Stock owned directly by Engine Capital and Engine Jet. Engine Investments II, as the general partner of Engine Airflow, may be deemed the beneficial owner of the 308,255 shares of Common Stock owned directly by Engine Airflow. Mr. Ajdler, as the Managing Partner of Engine Management, and the Managing Member of each of Engine GP, Engine Investments and Engine Investments II, may be deemed the beneficial owner of the 1,798,128 shares of Common Stock owned directly by Engine Capital, Engine Jet and Engine Airflow. As of the date hereof, none of Ms. DeMarse nor Messrs. Kalbaugh or Moloney beneficially owned any shares of Common Stock.

Contacts

Saratoga Proxy Consulting

John Ferguson, 212-257-1311

jferguson@saratogaproxy.com

Longacre Square Partners

Bela Kirpalani, 646-386-0091

bkirpalani@longacresquare.com